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                              FORM OF TAX OPINION
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                                 March __, 1997



Prentiss Properties Trust
3890 W. Northwest Highway, Suite 400
Dallas, Texas  75220


                           Prentiss Properties Trust
                           -------------------------
                                Qualification as
                                ----------------
                          Real Estate Investment Trust
                          ----------------------------


Ladies and Gentlemen:

          We have acted as counsel to Prentiss Properties Trust, a Maryland real estate investment trust (the "Trust"), in connection with the preparation of a Form S-11 registration statement (the "Registration Statement") filed with the Securities and Exchange Commission on March 26, 1997 (No. _________), as amended through the date hereof, with respect to the offering and sale (the "Offering") of 10,000,000 common shares of beneficial interest, par value $0.01 per share, of the Trust (the "Common Shares"), and the Trust's contribution of (i) a portion of the net proceeds of the Offering to its wholly-owned subsidiary, Prentiss Properties I, Inc., a Delaware corporation ("PP I"), and PP I's contribution of such proceeds to Prentiss Properties Acquisition Partners, L.P., a Delaware limited partnership (the "Operating Partnership"), in exchange for an additional general partnership interest in the Operating Partnership and (ii) a portion of the net proceeds of the Offering to the Operating Partnership in exchange for an additional limited partnership interest in the Operating Partnership. You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Offering.

          The Operating Partnership owns, directly or indirectly, equity interests in 97 office and industrial properties (the "Existing Properties") and has contracted to acquire 29 additional office and industrial properties

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Prentiss Properties Trust
March __, 1997
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(the "Acquisition Properties," and together with the Existing Properties, the
"Properties"). The Operating Partnership owns and will own interests in certain Properties through the following entities: (i) Run Deep Limited Partnership, a Maryland limited partnership ("Run Deep LP"), (ii) Western Avenue Associates Limited Partnership, a Maryland limited partnership ("Western LP"), (iii) Riverside Investors, a Maryland general partnership ("Riverside"), (iv) PL Properties Associates, L.P., a Delaware limited partnership ("PL LP"), (v) Fairview Eleven Investors, L.P., a Delaware limited partnership ("Fairview LP"),
(vi) Broadmoor Austin Associates, a Texas general partnership ("Broadmoor"), and
(vii) Prentiss Properties Real Estate Fund I, L.P., a Delaware limited partnership ("PP Fund I LP"). The Operating Partnership also owns interests in
(a) Prentiss Properties Management, L.P., a Texas limited partnership ("PPM LP"), and (b) Riverside Industrial, LLC, a Delaware limited liability company ("Riverside LLC"). The nine entities described in this paragraph will be referred to collectively herein as the "Noncorporate Subsidiaries."

          The Operating Partnership owns all of the nonvoting stock of Prentiss Properties Limited, Inc., a Delaware corporation formerly named Prentiss Properties Run Deep, Inc. ("PPL"), representing 95% of the economic interests therein. All of the voting stock of PPL, representing 5% of the economic interests therein, is owned by a corporation wholly owned by Michael V. Prentiss. The Operating Partnership also owns all of the nonvoting stock of Prentiss Properties Limited II, Inc., a Delaware corporation ("PPL II"), representing 95% of the economic interests therein. All of the voting stock of PPL II, representing 5% of the economic interests therein, is owned by a corporation wholly owned by Michael V. Prentiss.

          In giving this opinion letter, we have examined the following:

          1. the Trust's Amended and Restated Declaration of Trust, as duly filed with the Department of Assessments and Taxation of the State of Maryland on October 16, 1996;

          2.   the Trust's Bylaws;

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Prentiss Properties Trust
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          3.   the Registration Statement, including the prospectus contained as part of the Registration Statement (the "Prospectus");

          4. the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated October 22, 1996 (the "Operating Partnership Agreement"), among PP I, as general partner, and several limited partners;

          5. the Third Amended and Restated Certificate of Limited Partnership of Run Deep LP, dated October 22, 1996, between Run Deep Inc. and the Operating Partnership;

          6. the Agreement of Limited Partnership of Western LP, dated June 16, 1988, as amended on October 22, 1996, between the Operating Partnership, as general partner, and Run Deep Inc., as limited partner;

          7. the Partnership Agreement of Riverside, dated October 10, 1989, as amended on October 22, 1996, between the Operating Partnership and PPL;

          8. the Amended and Restated Limited Partnership Agreement of PL LP, dated October 22, 1996, between the Operating Partnership, as general partner, and PPL, as limited partner;

          9. the Amended and Restated Limited Partnership Agreement of Fairview LP, dated October 22, 1996, between the Operating Partnership, as general partner, and PPL, as limited partner;

          10. the Amended and Restated Joint Venture Agreement of Broadmoor, dated May 9, 1990, as amended on September 20, 1990, September 10, 1996, and October 22, 1996, among International Business Machines Corporation, the Operating Partnership, and 11,000 Burnet Road Corporation;

          11. the Amended and Restated Limited Partnership Agreement of PP Fund I LP, between Prentiss Properties II, Inc., as general partner, and the Operating Partnership, as limited partner;

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Prentiss Properties Trust
March __, 1997
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          12.  the Agreement of Limited Partnership of PPM LP, dated October 22,
1996, between the Operating Partner ship, as general partner, and PPL, as limited partner;

          13. the Limited Liability Company Operating Agreement of Riverside LLC, dated December 21, 1994, between the Operating Partnership and Run Deep Inc.;

          14.  the Articles of Incorporation and Bylaws of PPL;

          15.  the Articles of Incorporation and Bylaws of PPL II; and

          16. such other documents as we have deemed neces sary or appropriate for purposes of this opinion.

          In connection with the opinions rendered below, we have assumed, with your consent, that:

          1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

          2. during its taxable year ending December 31, 1997 and future taxable years, the Trust has operated and will continue to operate in a manner that makes and will continue to make the representations contained in a certifi-cate, dated the date hereof and executed by a duly appointed officer of the Trust (the "Officer's Certificate"), true for such years;

          3. the Trust will not make any amendments to its organizational documents, PP I's organizational documents, the Operating Partnership Agreement, the partnership agreement or operating agreement of any Noncorporate Subsidiary (together with the Operating Partnership Agreement, the "Partnership Agreements"), PPL's organizational documents, or PPL II's organizational documents after the date of this opinion that would affect its qualification as a real estate investment trust (a "REIT") for any taxable year;

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Prentiss Properties Trust
March __, 1997
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          4.   each partner or member of the Operating Partnership and the
Noncorporate Subsidiaries (each, a "Partner") that is a corporation or other entity has a valid legal existence;

          5. each Partner has full power, authority, and legal right to enter into and to perform the terms of the applicable Partnership Agreement and the transactions contemplated thereby; and

          6. no action will be taken by the Trust, the Operating Partnership, the Noncorporate Subsidiaries, the Partners, PPL, or PPL II after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

          In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Officer's Certificate. After reasonable inquiry, no facts have come to our attention that would cause us to question the accuracy and completeness of the facts contained in the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, or the Prospectus in a material way. In addition, to the extent that any of the representations provided to us in the Officer's Certificate are with respect to matters set forth in the Internal Revenue Code of 1986, as amended (the "Code"), or the Treasury regulations thereunder (the "Regulations"), we have reviewed with the individuals making such representations the relevant portion of the Code and the applicable Regulations.

          Based on the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, and the discussion in the Prospectus under the caption "Federal Income Tax Considerations" (which is incorporated herein by reference), we are of the opinion that:

          (a) the Trust qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable year ended December 31, 1996, and the Trust's organization and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 1997 and in the future;

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Prentiss Properties Trust
March __, 1997
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          (b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Federal Income Tax Considerations" are correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Common Shares; and

          (c) the Operating Partnership and each Noncorporate Subsidiary will be treated for federal income tax purposes as partnerships and not as corporations or associations taxable as corporations or as publicly traded partnerships.

We will not review on a continuing basis the Trust's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Trust's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

          The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Trust from qualifying as a REIT, or the Operating Partnership or the Noncorporate Subsidiaries from being classified as partnerships for federal income tax purposes.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams under the caption "Federal Income Tax Considerations" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.
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Prentiss Properties Trust
March __, 1997
Page 7

          The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                              Very truly yours,